Exhibit 99.1
Hercules Capital Reports Third Quarter 2024 Financial Results
Record Q3 2024 Total Investment Income of $125.2 Million, an Increase of 7.3% Year-over-Year

Q3 2024 Net Investment Income “NII” of $83.2 Million, or $0.51 per Share, an Increase of 8.3% Year-over-Year

Q3 2024 NII Provides 128% Coverage of the Base Cash Distribution

Q3 2024 Total Gross Debt and Equity Commitments of $430.7 Million

Q3 2024 Total Gross Fundings of $272.0 Million

Conservative Balance Sheet Management with Net GAAP Leverage of 92.5% and Net Regulatory Leverage of 83.0%

Undistributed Earnings Spillover of $152.1 Million, or $0.94(1) per Ending Shares Outstanding
Approximately $4.6 Billion of Assets Under Management, an Increase of 10.9% Year-over-Year(2)

Q3 2024 Financial Achievements and Highlights

•Record Total Investment Income of $125.2 million, an increase of 7.3% year-over-year
•NII of $83.2 million, or $0.51 per share, an increase of 8.3% year-over-year
•Total gross debt and equity commitments of $430.7 million
•Net Hercules debt and equity commitments of $346.0 million(3)
•Total gross fundings of $272.0 million
•Net Hercules fundings of $225.0 million(3)
•Unscheduled early principal repayments or “early loan repayments” of $229.6 million, a decrease of 25.0% from $306.1 million in Q2 2024
•$572.3 million of available liquidity, subject to existing terms and covenants
•18.9% Return on Average Equity “ROAE” (NII/Average Equity)(4)
•9.5% Return on Average Assets “ROAA” (NII/Average Assets)
•GAAP leverage of 94.6% and regulatory leverage of 85.1%(5)
•Net GAAP leverage (includes SBA debentures and excludes cash) of 92.5% and net regulatory leverage (excludes SBA debentures and cash) of 83.0%
•Net Asset Value “NAV” of $11.40, a decrease of 0.3% from Q2 2024
•14.4% GAAP Effective Yield and 13.3% Core Yield(6), a non-GAAP measure

Exhibit 99.1
Year-to-date ending September 30, 2024 Financial Highlights
•Record year-to-date ending Q3 2024 Total Investment Income of $371.8 million, an increase of 10.0% year-over-year
•Record year-to-date ending Q3 2024 NII of $244.7 million, or $1.52 per share, an increase of 12.2% year-over-year
•Total gross new debt and equity commitments of $2.07 billion
•Record year-to-date ending Q3 3024 total gross fundings of $1.34 billion, an increase of 3.6% year-over-year
•Net debt investment portfolio growth of $357.3 million
•Unscheduled early loan repayments of $696.8 million
Footnotes:
(1)$0.95 per Weighted Average Shares Outstanding
(2)Assets under management includes assets managed by Hercules and the Adviser Subsidiary (defined below)
(3)Net Hercules commitments and fundings are net of what was assigned to or directly committed or funded by the Adviser Funds which are external vehicles managed by Hercules Adviser LLC (the “Adviser Subsidiary")” during the quarter
(4)As presented above, Return on Average Equity is (i) sourced from Hercules Capital, Inc. as of September 30, 2024 and (ii) based on net investment income, excluding realized and unrealized gains/losses
(5)Regulatory leverage represents debt-to-equity ratio, excluding the Company’s Small Business Administration (“SBA”) debentures
(6)Core Yield excludes early loan repayments, dividend from the Adviser Subsidiary and Gibraltar Acquisition LLC, one-time fees and bank interest income, and includes income and fees from expired commitments

SAN MATEO, Calif., October 30, 2024 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the third quarter ended September 30, 2024.

“Our ability to continue to diligently scale our investment platform resulted in another quarter of strong financial operating results,” stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. “Our results include year-to-date records for total investment income of $371.8 million, an increase of 10%, and net investment income of $244.7 million, an increase of over 12%, year-over year. Both of these metrics were driven by record year-to-date total gross fundings of $1.34 billion, an increase of 3.6% year-over-year. These consistent operating results demonstrate the sustainable strength of our differentiated and diversified investment platform. Hercules continues to benefit from its disciplined growth strategy of maintaining ample liquidity and moderate leverage, as well as the contribution of its private asset management business."

Bluestein concluded, “Highlighting our strong performance in the third quarter, we generated net investment income of $0.51 per share, which provided 128% coverage of our base distribution and increased our undistributed earnings spillover to $152.1 million. We declared a supplemental distribution of $0.08 per share in the third quarter, representing our 17th consecutive quarter of issuing a supplemental dividend.”

Exhibit 99.1
Q3 2024 Review and Operating Results

Debt Investment Portfolio

Hercules delivered Q3 total gross new debt and equity commitments totaling $430.7 million and Q3 gross new fundings totaling $272.0 million.

During the third quarter, Hercules realized early loan repayments of $229.6 million which, along with normal scheduled amortization of $4.7 million, resulted in total debt repayments of $234.3 million.

The new debt investment origination and funding activities led to a net debt investment portfolio increase of $4.8 million during the third quarter on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q2 2024 to Q3 2024

(in millions)	Debt	Equity & Other Investments	Warrants	Total Portfolio
Balances at Cost at June 30, 2024	$3,410.9	$166.7	$31.5	$3,609.1
New fundings(a)	271.1	0.3	0.6	272.0
Fundings assigned to or directly funded by Adviser Funds	(46.9)	—	(0.1)	(47.0)
Principal payments received on investments	(4.7)	—	—	(4.7)
Early payoffs(b)	(229.6)	—	—	(229.6)
Net changes attributed to conversions, liquidations, and fees	14.9	(3.5)	(1.3)	10.1
Net activity during Q3 2024	4.8	(3.2)	(0.8)	0.8
Balances at Cost at September 30, 2024	$3,415.7	$163.5	$30.7	$3,609.9

Balances at Fair Value at June 30, 2024	$3,392.5	$147.2	$28.9	$3,568.6
Net activity during Q3 2024	4.8	(3.2)	(0.8)	0.8
Net change in unrealized appreciation (depreciation)	(18.4)	5.6	1.9	(10.9)
FX unrealized gain (loss)	1.7	0.3	—	2.0
Total net activity during Q3 2024	(11.9)	2.7	1.1	(8.1)
Balances at Fair Value at September 30, 2024	$3,380.6	$149.9	$30.0	$3,560.5
(a) Includes $2.4M fundings associated with revolver loans during Q3 2024.
(b) Early payoffs includes $2.3M paydowns on revolvers during Q3 2024.

Debt Investment Portfolio Balances by Quarter

(in millions)	Q3 2024	Q2 2024	Q1 2024	Q4 2023	Q3 2023
Ending Balance at Cost	3,415.7	$3,410.9	$3,383.7	$3,058.4	$3,131.6
Weighted Average Balance	3,383.3	$3,334.9	$3,208.3	$3,122.0	$2,974.3

Exhibit 99.1
Debt Investment Portfolio Composition by Quarter

(% of debt investment portfolio)	Q3 2024	Q2 2024	Q1 2024	Q4 2023	Q3 2023
First Lien Senior Secured	89.5%	90.1%	88.4%	88.8%	87.3%
Floating Rate w/Floors	97.3%	97.4%	97.3%	95.9%	95.5%

Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

The effective yield on Hercules’ debt investment portfolio was 14.4% during Q3 2024 as compared to 14.7% for Q2 2024. The Company realized $229.6 million of early loan repayments in Q3 2024 compared to $306.1 million in Q2 2024, or a decrease of 25.0%. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments and other one-time events. Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core yield, a non-GAAP measure, was 13.3% during Q3 2024, within the Company’s expected annual range of 13.3% to 13.5% and decreased compared to 13.7% for Q2 2024. Hercules defines core yield as yield that generally excludes any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income increased to $125.2 million for Q3 2024, compared to $116.7 million in Q3 2023. The increase is primarily attributable to a higher weighted average debt investment portfolio between periods.

Non-interest and fee expenses were $21.9 million in Q3 2024 versus $23.4 million for Q3 2023. The decrease was primarily due to a decrease in employee compensation expenses.

Interest expense and fees were $22.4 million in Q3 2024, compared to $19.0 million in Q3 2023. The increase was primarily due to higher weighted average borrowings and the higher utilization of the credit facilities and their higher interest rates between periods.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 5.1% in Q3 2024, as compared to 4.8% for Q3 2023. The increase is primarily due to higher interest rates on credit facilities between periods.

NII – Net Investment Income

NII for Q3 2024 was $83.2 million, or $0.51 per share, based on 161.0 million basic weighted average shares outstanding, compared to $76.8 million, or $0.52 per share, based on 146.9 million basic weighted average shares outstanding in Q3 2023. The increase in NII is primarily attributable to a higher weighted average debt investment portfolio between periods, partially offset by an increase in total net operating expenses.

Exhibit 99.1
Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through September 30, 2024, (including net loan, warrant and equity activity and excluding loss on debt extinguishment, foreign exchange movements and other non-credit related losses) on investments totaled ($42.6) million, on a GAAP basis, spanning 20 years of investment activities.

When compared to total net new debt investment commitments during the same period of $18.9 billion, the total realized gain/(loss) since inception of ($42.6) million represents approximately 23 basis points (“bps”), or 0.23%, of cumulative debt commitments, or an effective annualized loss rate of 1.1 bps, or 0.011%.

Realized Gains/(Losses)

During Q3 2024, Hercules had net realized losses of ($0.6) million comprised of gross realized gains of $2.8 million primarily due to the gain on equity investments, offset by ($3.4) million primarily due to losses on warrant and equity investments.

Unrealized Appreciation/(Depreciation)

During Q3 2024, Hercules recorded ($13.9) million of net unrealized depreciation, net of the impact of foreign currency movements. This is primarily attributable to ($15.5) million of net unrealized depreciation on debt investments, $2.6 million of net unrealized appreciation attributable to valuation movements on publicly traded equity and warrant investments, $3.6 million of net unrealized appreciation attributable to valuation movements in the privately held equity, warrant and investment funds, $0.6 million of net unrealized appreciation attributable to net foreign exchange movements and ($3.6) million on net unrealized depreciation attributable to other investment related receivables (payables). In addition, Hercules recorded ($1.6) million attributable to reversal of previous quarter appreciation upon a realization event.

Portfolio Asset Quality

As of September 30, 2024, the weighted average grade of the debt investment portfolio, at cost, was 2.24 compared to 2.18 as of June 30, 2024, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months. Various companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations. Additionally, Hercules may selectively downgrade portfolio companies from time to time if they are not meeting the Company’s financing criteria or are underperforming relative to their respective business plans.

Exhibit 99.1
As of September 30, 2024, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading (at Fair Value), Q3 2024 - Q3 2023 ($ in millions)
	Q3 2024		Q2 2024		Q1 2024		Q4 2023		Q3 2023
Grade 1 - High	$731.3	21.6%	$808.9	23.9%	$792.2	23.4%	$626.8	20.5%	$607.5	19.7%
Grade 2	$1,474.9	43.6%	$1,468.7	43.3%	$1,507.1	44.6%	$1,286.2	42.1%	$1,312.0	42.4%
Grade 3	$1,078.0	31.9%	$1,051.8	31.0%	$988.1	29.2%	$1,040.6	34.0%	$1,066.8	34.5%
Grade 4	$75.7	2.3%	$31.0	0.9%	$87.3	2.6%	$103.7	3.4%	$81.1	2.6%
Grade 5 - Low	$20.7	0.6%	$32.1	0.9%	$8.2	0.2%	$—	—%	$24.6	0.8%
Weighted Avg. (at Cost)	2.24		2.18		2.16		2.24		2.28

Non-Accruals

The number of loans on non-accrual remained the same quarter-over-quarter. As of September 30, 2024, the Company had two (2) debt investments on non-accrual with an investment cost and fair value of approximately $92.2 million and $20.7 million, respectively, or 2.6% and 0.6% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

As of June 30, 2024, the Company had two (2) debt investments on non-accrual with an investment cost and fair value of approximately $91.8 million and $32.1 million, respectively, or 2.5% and 0.9% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

	Q3 2024	Q2 2024	Q1 2024	Q4 2023	Q3 2023

Total Investments at Cost	$3,609.9	$3,609.1	$3,575.0	$3,247.0	$3,308.9
Loans on non-accrual as a % of Total
Investments at Value	0.6%	0.9%	0.1%	0.0%	0.8%
Loans on non-accrual as a % of Total
Investments at Cost	2.6%	2.5%	1.2%	1.0%	2.7%
Liquidity and Capital Resources

The Company ended Q3 2024 with $572.3 million in available liquidity, including $38.9 million in unrestricted cash and cash equivalents, and $533.4 million in available credit facilities and its SBA debenture, subject to existing terms, advance rates, regulatory and covenant requirements.

On July 9, 2024, the Company's SBIC V received its license to operate as a SBIC. This is Hercules' fourth SBIC license, through which the Company has access to $175.0 million of SBA debentures, subject to meeting certain conditions. The license has a 10-year term and SBA debentures bear fixed interest based on treasury rate plus a spread applicable to the period the debentures are drawn. As of the latest debenture pooling date in September 2024, SBA

Exhibit 99.1
debentures were issued with an interest rate of approximately 4.509%. The actual rates will vary depending on the timing of drawdown and pooling period.

In addition to our available liquidity, the Company has 13.6 million shares remaining available for issuance and sale under the equity ATM program.
Bank Facilities

As of September 30, 2024, there were $240.0 million outstanding borrowings under Hercules’ $400.0 million committed credit facility with MUFG as Agent and $201.0 million of outstanding borrowings and $0.6 million of outstanding letter of credits under Hercules’ $400.0 million committed credit facility and letter of credit facility with SMBC.

Leverage
As of September 30, 2024, Hercules’ GAAP leverage ratio, including its SBA debentures, was 94.6%. Hercules’ regulatory leverage, or debt-to-equity ratio, excluding its SBA debentures, was 85.1% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $38.9 million), was 83.0%. Hercules’ net leverage ratio, including its SBA debentures, was 92.5%.

Available Unfunded Commitments – Representing 13.4% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, the credit agreements the Company enters into with its portfolio companies contain customary lending provisions that allow us relief from funding obligations for previously made commitments in instances where the underlying company experiences materially adverse events that affect the financial condition or business outlook for the company. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.
As of September 30, 2024, the Company had $489.0 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 13.4% of Hercules’ total assets. This remained similar from the previous quarter of $479.5 million of available unfunded commitments or 13.1% of Hercules’ total assets.

Existing Pipeline and Signed Term Sheets

After closing $430.7 million in new debt and equity commitments in Q3 2024, Hercules has pending commitments of $630.0 million in signed non-binding term sheets outstanding as of October 25, 2024. Since the close of Q3 2024 and as of October 25, 2024 Hercules has closed new gross debt and equity commitments (before assignments to or direct originations by the Adviser Funds) of $17.0 million and funded $15.2 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets

Exhibit 99.1
generally convert to contractual commitments in approximately 90 days from signing and some portion may be assigned or allocated to or directly originated by private funds managed by the Adviser Subsidiary prior to or after closing.

The table below summarizes the Company’s year-to-date closed and pending commitments:

Closed Commitments and Pending Commitments (in millions)
January 1 - September 30, 2024 Closed Commitments(a)(c)	$2,073.2
Q4 2024 Closed Commitments (as of October 25, 2024)(a)(c)	$17.0
Year-to-Date 2024 Closed Commitments (as of Oct. 25, 2024)(a)(b)(c)	$2,090.2
Q4 2024 Pending Commitments (as of October 25, 2024)(b)	$630.0
Year-to-Date 2024 Closed and Pending Commitments(a)(b)(c)	$2,720.2
Notes:
a.Closed Commitments may include renewals of existing credit facilities and equity commitments. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.
b.Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.
c.Gross commitments before assignments to or direct originations by the Adviser Funds.

Net Asset Value

As of September 30, 2024, the Company’s net assets were $1.85 billion, compared to $1.86 billion at the end of Q2 2024. NAV per share decreased 0.3% to $11.40 on 162.5 million outstanding shares of common stock as of September 30, 2024, compared to $11.43 on 162.4 million outstanding shares of common stock as of June 30, 2024. The decrease in NAV per share was primarily attributed to the change in net unrealized losses during the quarter.

Interest Rate Sensitivity
Hercules has an asset sensitive debt investment portfolio with 97.3% of its debt investment portfolio being priced at floating interest rates as of September 30, 2024, with a Prime or Non-Prime based (SOFR or BSBY) interest rate floor, combined with 74.8% of its outstanding debt borrowings bearing fixed interest rates, leading to higher net investment income sensitivity.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of September 30, 2024, the following table shows the approximate annualized increase/(decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program and any future equity offerings.

(in thousands) Basis Point Change	Interest Income(1)	Interest Expense	Net Income	EPS(2)

(200)	$(32,024)	$(8,196)	$(23,828)	$(0.15)
(100)	$(17,644)	$(4,098)	$(13,546)	$(0.08)
(75)	$(13,426)	$(3,073)	$(10,353)	$(0.06)
(50)	$(9,286)	$(2,049)	$(7,237)	$(0.04)
(25)	$(4,873)	$(1,024)	$(3,849)	$(0.02)
25	$5,577	$1,024	$4,553	$0.03
50	$11,586	$2,049	$9,537	$0.06
75	$18,931	$3,073	$15,858	$0.10
(1) Source; Hercules Form 10-Q for Q3 2024
(2) EPS calculated on basic weighted shares outstanding of 161,019. Estimates are subject to change due to impact from active participation in the Company's equity ATM program and any future equity offerings.

Exhibit 99.1

Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 76 portfolio companies with a fair value of $143.0 million and a cost basis of $159.2 million as of September 30, 2024. On a fair value basis, 32.7% or $49.0 million is related to public equity positions.

Warrant Portfolio

Hercules held warrant positions in 98 portfolio companies with a fair value of $30.0 million and a cost basis of $30.7 million as of September 30, 2024. On a fair value basis, 35.5% or $10.6 million is related to public warrant positions.

Portfolio Company IPO and M&A Activity in Q3 2024 and QTD Q4 2024

As of October 25, 2024, Hercules held debt, warrant or equity positions in four (4) portfolio companies that have completed or announced an IPO or M&A event, including:

IPO and SPAC Activity as of Q3 2024

•Two (2) portfolio companies submitted confidentially under the JOBS Act in 2023

M&A Activity in Q3 2024 and QTD Q4 2024

•In August 2024, Hercules’ portfolio company G1 Therapeutics, Inc. (NASDAQ: GTHX), a commercial-stage oncology company focused on delivering next-generation therapies that improve the lives of those affected by cancer, has signed a definitive agreement to be acquired by Pharmacosmos A/S, through its U.S. subsidiary Pharmacosmos Therapeutics, a highly specialized company focused on carbohydrate chemistry and a global leader in the development of innovative treatments for patients suffering from iron deficiency and iron deficiency anaemia, for approximately $405.0 million in total equity value. Hercules committed $175.0 million in venture debt financing beginning in May 2020.

•In August 2024, Hercules’ portfolio company Cyclo Therapeutics, Inc. (NASDAQ: CYTH), a clinical-stage biotechnology company dedicated to developing life-changing medicines through science and innovation for patients and families living with disease, announced it has entered into a definitive merger agreement with Rafael Holdings, Inc. (NYSE: RFL), a holding company with interests in clinical and early-stage pharmaceutical companies. The merger is subject to customary closing conditions and shareholder approval. Hercules committed $0.04 million in equity financing beginning in April 2021 and currently holds 134 shares of common stock as of September 30, 2024.

•In September 2024, Hercules’ portfolio company Dermavant Sciences, Ltd., a Roivant (NASDAQ: ROIV) company dedicated to developing and commercializing innovative therapeutics in immune-dermatology, announced it has entered into a definitive agreement to be acquired by Organon (NYSE: OGN), a global healthcare company with a mission to improve the health of women throughout their lives, for up to approximately $1.2 billion in total aggregate consideration. Hercules committed $20.0 million in venture

Exhibit 99.1
debt financing beginning in May 2019 and currently holds warrants for 223,642 shares of common stock as of September 30, 2024.

•In October 2024, Hercules’ portfolio company Sandata Technologies, LLC., a provider of the workforce and operational management services intended to integrate payers and providers to improve care delivery, was acquired by HHAeXchange, a leader in homecare management solutions for providers, caregivers, managed care organizations and state Medicaid programs. Terms of the acquisition were not disclosed. Hercules committed $22.5 million in venture debt financing beginning in May 2024.

There can be no assurances that companies that have yet to complete their IPOs will do so or that pending merger announcements will close.

Conference Call

Hercules has scheduled its third quarter 2024 financial results conference call for October 30, 2024 at 2:00 p.m. PT (5:00 p.m. ET). To participate via telephone, please register here. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. While not required, it is recommended you join 10 minutes prior to the event start. A live webcast of the third quarter 2024 financial results conference call will also be available on the investor relations section of the Company’s website at investor.htgc.com. An archived webcast replay will be available on the Company's website for at least 30 days following the conference call.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology and life sciences industries. Since inception (December 2003), Hercules has committed more than $21 billion to over 660 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules, through its wholly owned subsidiary business, Hercules Adviser LLC (the “Adviser Subsidiary”), also maintains an asset management business through which it manages investments for external parties (“Adviser Funds”). The Adviser Subsidiary is registered as an investment adviser under the Investment Advisers Act of 1940.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has one retail bond issuance of 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and should not be relied upon in making any investment decision. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and

Exhibit 99.1
uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. While we cannot identify all such risks and uncertainties, we urge you to read the risks discussed in our Annual Report on Form 10-K and other materials that we publicly file with the Securities and Exchange Commission. Any forward-looking statements made in this press release are made only as of the date hereof. Hercules assumes no obligation to update any such statements in the future.

Contact:

Michael Hara
Investor Relations and Corporate Communications
Hercules Capital, Inc.
650-433-5578
mhara@htgc.com

Exhibit 99.1

HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)	September 30, 2024	December 31, 2023
	(unaudited)
Assets
Investments, at fair value:
Non-control/Non-affiliate investments (cost of $3,505,649 and $3,143,851, respectively)	$3,447,416	$3,133,042
Control investments (cost of $104,337 and $103,182, respectively)	113,097	115,004
Total investments, at fair value (cost of $3,609,986 and $3,247,033, respectively; fair value amounts related to a VIE $272,611 and $254,868, respectively)	3,560,513	3,248,046
Cash and cash equivalents	38,904	98,899
Restricted cash (amounts related to a VIE $5,113 and $17,114, respectively)	5,113	17,114
Interest receivable	31,450	32,741
Right of use asset	17,249	4,787
Other assets	3,130	15,339
Total assets	$3,656,359	$3,416,926

Liabilities
Debt (net of debt issuance costs of $11,791 and $15,131, respectively; amounts related to a VIE $148,985 and $148,544, respectively)(1)	$1,739,209	$1,554,869
Accounts payable and accrued liabilities	46,860	54,156
Operating lease liability	18,480	5,195
Total liabilities	$1,804,549	$1,614,220

Net assets consist of:
Common stock, par value	163	158
Capital in excess of par value	1,741,975	1,662,535
Total distributable earnings	109,672	140,013
Total net assets	$1,851,810	$1,802,706
Total liabilities and net assets	$3,656,359	$3,416,926

Shares of common stock outstanding ($0.001 par value and 200,000 authorized)	162,505	157,758
Net asset value per share	$11.40	$11.43

(1) The Company’s SBA Debentures, February 2025 Notes, June 2025 Notes, June 2025 3-Year Notes, 2033 Notes, January 2027 Notes, March 2026 A and B Notes, September 2026 Notes, and 2031 Asset-backed Notes as each term is defined in our Quarterly Report on Form 10-Q, are presented net of the associated debt issuance costs for each instrument.

Exhibit 99.1

HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

(in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Investment income:
Interest and dividend income:
Non-control/Non-affiliate investments	$115,563	$109,240	$342,457	$315,952
Control investments	3,487	1,099	9,901	3,270
Total interest and dividend income	119,050	110,339	352,358	319,222
Fee income:
Non-control/Non-affiliate investments	6,162	6,383	19,341	18,783
Control investments	36	22	108	60
Total fee income	6,198	6,405	19,449	18,843
Total investment income	125,248	116,744	371,807	338,065
Operating expenses:
Interest	20,370	16,428	57,156	50,237
Loan fees	1,993	2,524	6,736	7,317
General and administrative	4,596	4,591	14,135	13,868
Tax expenses	1,986	1,882	4,451	5,249
Employee compensation:
Compensation and benefits	12,159	13,604	42,917	41,062
Stock-based compensation	3,194	3,337	9,671	9,848
Total employee compensation	15,353	16,941	52,588	50,910
Total gross operating expenses	44,298	42,366	135,066	127,581
Expenses allocated to the Adviser Subsidiary	(2,214)	(2,416)	(7,943)	(7,509)
Total net operating expenses	42,084	39,950	127,123	120,072
Net investment income	83,164	76,794	244,684	217,993
Net realized gain (loss) and net change in unrealized appreciation (depreciation):
Net realized gain (loss):
Non-control/Non-affiliate investments	(559)	(2,587)	1,825	5,590
Total net realized gain (loss)	(559)	(2,587)	1,825	5,590
Net change in unrealized appreciation (depreciation):
Non-control/Non-affiliate investments	(15,167)	(45,141)	(41,920)	(18,597)
Control investments	1,273	(1,099)	(3,062)	12,320
Total net change in unrealized appreciation (depreciation)	(13,894)	(46,240)	(44,982)	(6,277)
Total net realized gain (loss) and net change in unrealized appreciation (depreciation)	(14,453)	(48,827)	(43,157)	(687)
Net increase (decrease) in net assets resulting from operations	$68,711	$27,967	$201,527	$217,306

Net investment income before gains and losses per common share:
Basic	$0.51	$0.52	$1.52	$1.53
Change in net assets resulting from operations per common share:
Basic	$0.42	$0.19	$1.25	$1.52
Diluted	$0.42	$0.19	$1.24	$1.51
Weighted average shares outstanding:
Basic	161,019	146,899	159,742	141,223
Diluted	161,515	147,110	160,253	142,126
Distributions paid per common share:
Basic	$0.48	$0.48	$1.44	$1.42